Exhibit 4.68

PROMISSORY NOTE

Up to $20,000,000	November 1, 2007

For value received, the undersigned, NGP BLUE MOUNTAIN I LLC, a Delaware limited liability company ("Payor"), with its principal off at 1755 East Plumb Lane, Suite 220, Reno, Nevada 89502, herby promises to pay GLITNIR BANKI HF ("Payee"), at Payee's office at Kirkjusandur 2. 155 Reykjavik, Iceland or at such other place as from time to time may be designated by Payee, in lawful money of the United States of America, the amount set forth under the column titled "Total Outstanding Principal Balance of Loan" on the Note Schedule attached hereto, with interest on such amount accruing at the Interest Rate, compounded annually, as set forth in Section 2.5 of that certain Loan Agreement (as defined below). Upon the occurrence and during the continuance of any Event of Default, the outstanding principal balance of the Loans shall bear interest at the Default Rate, compounded annually as set forth in Section 2.5 of the Loan Agreement. Each determination by Payee of the interest amount hereunder shall, except for manifest error, be final, conclusive and binding for all purposes.

This Note is a Note referred to in that certain Development Loan Agreement, dated as of November 1, 2007, by and between NGP Blue Mountain I LLC and Glitnir Banki hf (the "Loan Agreement"). Terms defined in the Loan Agreement are used herein as so defined unless otherwise defined herein.

The entire unpaid principal under this Note and any accrued interest thereon shall be due and payable in accordance with Section 2.6 of the Loan Agreement.

The makers, signers, sureties, guarantors and endorsers of this Note severally waive demand, presentment, notice of dishonor, notice of intent to demand hereof, notice of demand, diligence in collecting, entice and protest.  If this Note shall be collected by legal proceedings or through a probate or bankruptcy court, or shall be placed with attorneys for collection including attorneys, the undersigned agrees to pay all costs of collection, including attorneys’ fees.

This Note is secured by the liens and security interests created under those certain Security Documents.

NY1 1140964v1

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS RULES OR CHOICE OF LAWS RULES THEREOF EXCEPT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

EXECUTED on the date first set forth above.

NGP BLUE MOUNTAIN I LLC

By:	/s/ Brian D. Fairbank

Name: Brian D. Fairbank
Title: President

Signature Page to Promissory Note

Note Schedule

Amount of Advance	Date of Advance	Total Outstanding Principal Balance of Loan
U.S.$5,000,000	November 2, 2007	U.S.$5,000,000